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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Giga-tronics Incorporated

We consent to the use of our report dated May 1, 1998, except as to Note 14, which is as of May 21, 1998, relating to the consolidated balance sheets of Giga-tronics Incorporated and subsidiaries as of March 28, 1998, and March 29, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 28, 1998, March 29, 1997, and March 30, 1996, and of our report dated June 24, 1998, relating to the financial statement schedule, which reports appear or are incorporated by reference in the March 28, 1998, annual report on Form 10-K of Giga-tronics Incorporated, and to the reference to our firm under the heading "experts" in the prospectus.

                                                /s/ KPMG PEAT MARWICK

Mountain View, California
August 17, 1998